Exhibit 17.1

January 15, 2009
FOR IMMEDIATE RELEASE

STELLAR RESOURCES, LTD. DIRECTOR STEPS DOWN.

LAS VEGAS, NV, January 15, 2009 - Stellar Resources, Ltd. (OTC Bulletin Board: SRRL), announced today that Kathy Whyte has resigned her position as Chief Executive Officer and Director of the Company effective January 12, 2009.  Ms. Whyte had been Chief Executive Officer and Director since October 3, 2006.

We wish to thank Ms. Whyte for her leadership and management of Stellar Resources Ltd. over the past years. We would also like to thank Ms. Whyte for her knowledge which has helped us oversee numerous critical improvements and expansion we can make to the Company's future.

We are however, pleased to welcome aboard, Mr. Luigi Rispoli as President, and CEO. Mr. Rispoli has been a shareholder and supporter of the Company for many years. He brings to the Company a wealth of experience in the mining sector with over 10 years in the field. Mr. Rispoli commented “I look forward to the challenges that lie ahead to build this company into a strong and prosperous entity”.

On behalf of the Board
Stellar Resources Ltd.

“Luigi Rispoli, President”

For Investor Relations
CONTACT: Stellar Resources Ltd.
Paul Knopick, E & E Communications
(949) 707-5365
pknopick@eandecommunications.com

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Stellar Resources Ltd.  has little or no control.